Exhibit 99

Rio Minerals Limited

Mineral Exploration and Development
910-475 Howe Street
Vancouver, British Columbia
Canada. V6C 2B3
Email: info@riominerals.com
Telephone: (604) 671-2245
Fax: (604) 871-0231

June 20th, 2005

Mr. Jerry Jardine
New Pacific Ventures, Inc.
213-630 Roche Point Drive
North Vancouver, BC. V7H 3A1

Dear Mr. Jardine:

A geographical survey and review of pertinent literature of the Riley 1-6 claims has been conducted.

I wish to advise the New Pacific Ventures Inc. that the Riley 1-6 claims host a deposit which is located within an area which is surrounded by other companies and because of it's location, the company will have to option properties from several other tenure holders which would render the project economically unviable for New Pacific Ventures. This does not meet the requirements of New Pacific Ventures, and we recommend that New Pacific Ventures not continue the option agreement and return the property in good standing to the vendor, Cadre Capital Incorporated.

Respectfully Submitted:

/s/Andrew W. Molnar
Andrew W. Molnar
Rio Minerals Limited.

www.riominerals.com